EXHIBIT 8.1 DIRECT SUBSIDIARIES OF AXIA ENERGIA Name (Direct Control) Percentage of Voting Capital AXIA Energia Norte 100.00% AXIA Energia Nordeste 100.00% AXIA Energia Sul 100.00% Exh: 8.1-1